Exhibit 99.1

1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – October 24, 2013 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Sales of $571.6 million increased 4.4% compared to last year

•	All-time record quarterly earnings per share from continuing operations of $1.23

•	Third quarter 2013 includes pretax charges of $14.3 million primarily related to severance and facility consolidations, offset by net discrete tax benefits of $11.6 million

•	Raising full year 2013 GAAP earnings outlook to $4.64 to $4.67 per share from $4.50 to $4.55

•	Acquired assets of CETAC Technologies

Teledyne today reported third quarter 2013 sales of $571.6 million, compared with sales of $547.4 million for the third quarter of 2012, an increase of 4.4%. Net income attributable to Teledyne was $46.8 million ($1.23 per diluted share) for the third quarter of 2013, compared with $42.7 million ($1.14 per diluted share) for the third quarter of 2012, an increase of 9.6%.

“In the third quarter, our commercial industrial businesses collectively performed very well.  As an example, our instrumentation segment generated organic revenue growth of 12.7 percent,” said Robert Mehrabian, chairman, president and chief executive officer. “Also in the quarter, we undertook more aggressive actions to optimize our business portfolio and lower our expenses, further reducing our exposure to weak end markets and high cost locations.  Simultaneously, we continued to invest, both internally and through acquisition, in growing commercial markets.  In the past several weeks, we acquired two companies within our environmental and marine instrumentation businesses.  Given the ongoing transformation of our business portfolio, coupled with a substantially reduced cost structure, we believe we have positioned the company for continued success.”

The third quarter of 2013, reflected pretax charges totaling $14.3 million for severance and facility consolidation expense and environmental reserves. The charges were comprised of $5.3 million in severance related costs and $9.0 million in facility closure and relocation costs, which included $5.3 million of environmental reserves. The charges impacted each business segment as follows: Aerospace and Defense Electronics, $8.7 million; Engineered Systems, $2.7 million; Digital Imaging, $1.9 million; and Instrumentation, $1.0 million. The third quarter of 2013 also reflected net discrete tax benefits totaling $11.6 million. The tax benefits for the third quarter of 2013 are primarily due to the remeasurement of uncertain tax positions and expirations of the statute of limitations.

Review of Operations (Comparisons are with the third quarter of 2012, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s third quarter 2013 sales were $256.6 million, compared with $206.3 million, an increase of 24.4%. Third quarter 2013 operating profit was $39.9 million, compared with $31.8 million, an increase of 25.5%.

The third quarter 2013 sales increase primarily resulted from higher sales of both marine and electronic test and measurement instrumentation. The higher sales of $37.0 million for marine instrumentation reflected increased sales of marine acoustic sensors and systems, as well as interconnect systems used in offshore energy production, and also included a total of $14.8 million in incremental revenue from recent acquisitions including the March 2013 acquisition of RESON A/S (“RESON”). The higher sales of $11.7 million for electronic test and measurement instrumentation reflected a full quarter contribution from the August 2012 acquisition of LeCroy Corporation (“LeCroy”). Sales for environmental instrumentation increased $1.6 million and included $2.2 million in sales from the August 30, 2013 acquisition of assets of CETAC Technologies (“CETAC”). The increase in operating profit reflected the impact of higher sales, partially offset by $1.0 million in severance and facility consolidation expenses.

Digital Imaging
The Digital Imaging segment’s third quarter 2013 sales were $105.2 million, compared with $108.1 million, a decrease of 2.7%. Operating profit was $11.5 million for the third quarter of 2013, compared with $7.6 million, an increase of 51.3%.

The 2013 sales decrease primarily reflected lower sales of LIDAR systems and MEMS products, partially offset by increased sales of sensors and cameras for commercial machine vision and medical applications, and infrared sensors and cameras for commercial and scientific applications. Operating profit in 2013 primarily reflected favorable product mix differences, partially offset by $1.9 million in severance and related expenses.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s third quarter 2013 sales were $143.1 million, compared with $151.7 million, a decrease of 5.7%. Operating profit was $9.3 million for the third quarter of 2013, compared with $22.2 million, a decrease of 58.1%.

The 2013 sales decrease reflected lower sales of $14.5 million from microwave and interconnect systems. The lower sales were partially offset by increased sales of $5.5 million from avionics products and electronic relays and $0.4 million of increased sales of electronic manufacturing services products. Operating profit in 2013 reflected the impact of lower sales, as well as $3.4 million for severance and facility consolidation costs associated with certain defense electronics businesses and a $5.3 million charge for estimated environmental liabilities.

Engineered Systems
The Engineered Systems segment’s third quarter 2013 sales were $66.7 million compared with $81.3 million, a decrease of 18.0%. Operating profit was $2.7 million for the third quarter 2013, compared with $8.3 million, a decrease of 67.5%.

The third quarter 2013 sales decrease reflected lower sales of engineered products and services of $16.5 million, partially offset by higher energy systems sales of $1.8 million and a slight increase in sales of turbine engines. The lower sales of engineered products and services primarily reflected decreased sales of manufacturing programs and missile defense engineering services. Operating profit in the third quarter of 2013 reflected the impact of lower sales and $2.7 million in severance and facility consolidation expenses, as well as $1.1 million in higher net pension expense.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $49.5 million for the third quarter of 2013, compared with $18.3 million. The higher cash provided by operating activities in the third quarter of 2013 primarily reflected the absence of any pension contributions in the third quarter of 2013. The third quarter of 2012 reflected a voluntary pretax $42.8 million cash contribution to the domestic pension plan. Free cash flow (cash provided by operating activities less capital expenditures) was $31.8 million for the third quarter of 2013, compared with $30.8 million and reflected higher cash provided by operating activities. At September 29, 2013, total debt was $643.1 million, which included $161.5 million drawn on the $750.0 million credit facility, $250.0 million in senior notes, $200.0 million in term loans, $17.4 million in other debt and $14.2 million in capital lease obligations. Cash and cash equivalents were $88.7 million at September 29, 2013. The company received $2.8 million from the exercise of employee stock options in the third quarter of 2013, compared with $2.8 million. Capital expenditures for the third quarter of 2013 were $17.7 million, compared with $15.3 million. Depreciation and amortization expense for the third quarter of 2013 was $23.1 million, compared with $21.5 million.

On August 30, 2013, a subsidiary of Teledyne acquired the assets of CETAC for $26.4 million. In the fourth quarter, a subsidiary of Teledyne acquired C.D. Limited for $22.5 million. These acquisitions were funded from borrowings under the credit facility and cash on hand.

Free Cash Flow(a)	Third Quarter
(in millions, brackets indicate use of funds)	2013	2012
Cash provided by operating activities	$49.5	$18.3
Capital expenditures for property, plant and equipment	(17.7)	(15.3)
Free cash flow	31.8	3.0
Pension contributions, net of tax (b)	—	27.8
Adjusted free cash flow	$31.8	$30.8
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b) The domestic pension cash contributions were voluntary.

Pension
Pension expense was $4.3 million for the third quarter of 2013 compared with $1.7 million. The increase in pension expense primarily reflected the impact of using a 4.4% discount rate to determine the benefit obligation for the domestic plan in 2013 compared with a 5.5% discount rate used in 2012. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.6 million for the third quarter of 2013 compared with $3.1 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the third quarter of 2013 was 0.6% compared with 24.5%. The decrease primarily reflected $11.6 million in net tax benefits for discrete items in the third quarter of 2013. The third quarter of 2012 reflected $3.1 million in net tax benefits for discrete items due to the expiration of the statute of limitations. Excluding the net tax benefits in both periods, the effective tax rates would have been 25.2% for the third quarter of 2013 and 30.0% for the third quarter of 2012. The lower 2013 tax rate, excluding the net discrete tax benefits in both quarters, primarily reflected a change in the proportion of domestic and foreign income and increased federal tax credits for research and development.

Stock Option Compensation Expense
For the third quarter of 2013, the company recorded a total of $3.0 million in stock option expense, of which $2.0 million was recorded in the operating segment results and $1.0 million was recorded as corporate expense. For the third quarter of 2012, the company recorded a total of $2.3 million in stock option expense, of which $1.6 million was recorded in the operating segment results and $0.7 million was recorded as corporate expense.

Other
Interest expense, net of interest income, was $5.1 million for the third quarter of 2013, compared with $4.5 million, and primarily reflected higher debt levels. Corporate expense was $10.4 million for the third quarter of 2013, compared with $9.6 million and reflected higher compensation and professional fees expense. Other income and expense was expense of $0.7 million for the third quarter of 2013, compared with income of $1.2 million.

Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2013 earnings per diluted share will be in the range of approximately $1.21 to $1.24, inclusive of estimated pretax severance and facility consolidation costs of $3.7 million. The full year 2013 earnings per diluted share outlook is expected to be in the range of approximately $4.64 to $4.67, inclusive of estimated pretax severance and facility consolidation costs and environmental reserves during full year 2013 of $22.4 million. The company’s effective tax rate for 2013 is expected to be 28.3%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, severance, facility consolidation and environmental remediation costs, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures, including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2012 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 24, 2013. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, October 24, 2013.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 29, 2013 AND SEPTEMBER 30, 2012
(Unaudited, - in millions, except per share amounts)

	Third Quarter	Third Quarter	Nine Months	Nine Months
	2013	2012	2013	2012
Net sales	$571.6	$547.4	$1,742.0	$1,559.9
Costs and expenses:
Costs of sales	369.0	349.0	1,118.0	1,020.1
Selling, general and administrative expenses	149.6	138.1	447.2	364.3
Total costs and expenses	518.6	487.1	1,565.2	1,384.4
Income before other expense and income taxes	53.0	60.3	176.8	175.5
Other income/(expense), net	(0.7)	1.2	(1.2)	2.2
Interest and debt expense, net	(5.1)	(4.5)	(15.6)	(12.6)
Income before income taxes	47.2	57.0	160.0	165.1
Provision for income taxes	0.3	13.9	30.0	46.8
Net income	46.9	43.1	130.0	118.3
Noncontrolling interest	(0.1)	(0.4)	0.1	(0.4)
Net income attributable to Teledyne	$46.8	$42.7	$130.1	$117.9

Diluted earnings per common share	$1.23	$1.14	$3.42	$3.16
Weighted average diluted common shares outstanding	38.1	37.4	38.0	37.3

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (a)
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 29, 2013 AND SEPTEMBER 30, 2012
(Unaudited, - in millions)

	Third Quarter	Third Quarter	% Change	Nine Months	Nine Months	% Change
	2013	2012		2013	2012
Net sales:
Instrumentation	$256.6	$206.3	24.4%	$747.0	$561.1	33.1%
Digital Imaging	105.2	108.1	(2.7)%	311.9	313.2	(0.4)%
Aerospace and Defense Electronics	143.1	151.7	(5.7)%	475.7	453.5	4.9%
Engineered Systems	66.7	81.3	(18.0)%	207.4	232.1	(10.6)%
Total net sales	$571.6	$547.4	4.4%	$1,742.0	$1,559.9	11.7%
Operating profit and other segment income:
Instrumentation	$39.9	$31.8	25.5%	$117.6	$98.1	19.9%
Digital Imaging	11.5	7.6	51.3%	24.6	19.4	26.8%
Aerospace and Defense Electronics	9.3	22.2	(58.1)%	50.1	62.9	(20.3)%
Engineered Systems	2.7	8.3	(67.5)%	14.8	21.9	(32.4)%
Segment operating profit and other segment income	63.4	69.9	(9.3)%	207.1	202.3	2.4%
Corporate expense	(10.4)	(9.6)	8.3%	(30.3)	(26.8)	13.1%
Other income/(expense), net	(0.7)	1.2	*	(1.2)	2.2	*
Interest and debt expense, net	(5.1)	(4.5)	13.3%	(15.6)	(12.6)	23.8%
Income before income taxes	47.2	57.0	(17.2)%	160.0	165.1	(3.1)%
Provision for income taxes	0.3	13.9	(97.8)%	30.0	46.8	(35.9)%
Net income	46.9	43.1	8.8%	130.0	118.3	9.9%
Noncontrolling interest	(0.1)	(0.4)	(75.0)%	0.1	(0.4)	*
Net income attributable to Teledyne	$46.8	$42.7	9.6%	$130.1	$117.9	10.3%
*     not meaningful

(a)	Our previously reported 2012 fiscal year segment data has been restated to reflect a revised segment reporting structure adopted in the second quarter of 2013.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	September 29, 2013	December 30, 2012
ASSETS
Cash and cash equivalents	$88.7	$45.8
Accounts receivable, net	368.9	350.3
Inventories, net	304.0	281.2
Deferred income taxes, net	30.1	39.8
Prepaid expenses and other assets	51.2	27.7
Total current assets	842.9	744.8
Property, plant and equipment, net	361.0	349.5
Goodwill and acquired intangible assets, net	1,304.2	1,255.9
Other assets, net	112.2	56.2
Total assets	$2,620.3	$2,406.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$159.7	$148.6
Accrued liabilities	242.1	256.7
Current portion of long-term debt and capital leases	4.5	2.0
Total current liabilities	406.3	407.3
Long-term debt and capital lease obligations	638.6	556.2
Other long-term liabilities	215.8	239.5
Total liabilities	1,260.7	1,203.0
Total stockholders’ equity	1,359.6	1,203.4
Total liabilities and stockholders’ equity	$2,620.3	$2,406.4